[BENESCH FRIEDLANDER COPLAN & ARONOFF LLP LETTERHEAD]
                                                                      Exhibit 5
June 24, 1997

Waterlink, Inc.
4100 Holiday Street N.W.
Suite 201
Canton, OH 44178-2532

Ladies and Gentlemen:

         Waterlink, Inc., a Delaware corporation (the "Company") intends to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a registration statement on Form S-8 (the "Registration Statement") with respect to 7,350,000 shares of its common stock, $.001 par value per share (the "Common Stock") to be issued from time to time pursuant to the Company's Employee Stock Purchase Plan, 1997 Non-Employee Director Stock Option Plan, Amended and Restated 1995 Stock Option Plan and the 1997 Omnibus
Incentive Plan (collectively, the "Benefit Plans" and individually, a
"Benefit Plan").

         You have requested our opinion in connection with the Company's filing of the Registration Statement. We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinion expressed in this letter, including, without limitation, the Company's Fifth Amended and Restated Certificate of Incorporation, as amended, and the Registration Statement.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

        We have investigated such questions of law for the purpose of rendering the opinions in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the General Corporation Law of the State of Delaware.

        On the basis of and in reliance on the foregoing, we are of the opinion that the shares of the Common Stock to be issued pursuant to the Benefit Plans, when and if issued in accordance with the terms of each Benefit Plan, respectively, will be legally issued, fully paid and nonassessable.

         The opinion in this letter is rendered only to the Company in connection with the

----------------------------------------
BENESCH FRIEDLANDER COPLAN & ARONOFF LLP
----------------------------------------

Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. The opinion may not be relied upon by the Company for any other purpose, or relied upon by any other person, firm or entity for any purpose. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.

                               Very truly yours,


                               /s/ Benesch, Freidlander, Coplan & Aronoff LLP BENESCH, FRIEDLANDER,
                               COPLAN & ARONOFF LLP






                                       2